UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (Initial Filing)*


                                  Aerogen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00777910
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:


             [ ] Rule 13d-1(b)
             [ ] Rule 13d-1(c)
             [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 2  of 21 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Chemicals and Materials Enterprise Associates, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 3 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NEA Chemicals and Material Partners, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 4 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Cornelius C. Bond, Jr.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 5 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Nancy L. Dorman
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 6 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        C. Richard Kramlich
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 7 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Arthur J. Marks
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 8 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas C. McConnel
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 9 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles W. Newhall, III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 10 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Donald L. Murfin
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,299,144
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,299,144
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,299,144** (**For every Reporting Person except Thomas Baruch who beneficially owns 1,447,292)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 11 of 21 Pages
------------------                                           -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas R. Baruch
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,447,292
        OWNED BY          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
          WITH            ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,447,292
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,447,292** (**For Baruch only. Every other Reporting Person each beneficially owns 1,299,144)
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.3%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 12 of 21 Pages
------------------                                           -------------------

                                  Schedule 13G
                                  ------------

Item 1(a).    Name of Issuer:
              --------------
              Aerogen, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              1310 Orleans Drive
              Sunnyvale, CA  94089

Item 2(a).    Names of Persons Filing:
              -----------------------
              Chemicals and Materials Enterprise Associates, Limited Partnership ("CMEA"), NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners"), which is a general partner of CMEA, and Cornelius C. Bond, Jr. ("Bond"), Nancy L. Dorman ("Dorman"),
              C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (the "General Partners"), and Thomas R. Baruch ("Baruch") and Donald L. Murfin ("Murfin"). The General Partners are individual general partners of CMEA Partners. Baruch and Murfin are individual general partners of CMEA. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------
              The address of the principal business office of CMEA Partners, Dorman, Marks, Murfin and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of CMEA and Baruch is 235 Montgomery Street, Suite 920, San Francisco, CA 94104.

Item 2(c).    Citizenship:
              -----------
              Each of CMEA and CMEA Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners and Baruch and Murfin is a United States citizen.

Item 2(d).    Title of Class of Securities:
              ----------------------------
              Common Stock, $0.001 par value (the "Common Stock")

Item 2(e).    CUSIP Number:
              ------------
              00777910

Item 3.       If This Statement if Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
              -----------------------------------------------------------------
              or (c), Check Whether the Person Filing is a:
              ---------------------------------------------
              Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b), Rule 13d-2(b) or Rule 13d-2(c).

Item 4.       Ownership.
              ---------

              (a) Amount Beneficially Owned: CMEA is the record owner of 1,299,144 shares of Common Stock as of December 31, 2000 (the "CMEA Shares"). As a general partner of CMEA, CMEA Partners may be deemed to own beneficially the CMEA Shares. As individual general partners of CMEA Partners, Bond, Dorman, Kramlich, Marks, McConnel and Newhall may be deemed to own beneficially the CMEA Shares. As a general partner of

                               Page 12 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 13 of 21 Pages
------------------                                           -------------------

                    CMEA, Murfin may be deemed to own beneficially the CMEA Shares. CMEA Life Sciences Fund, L.P. ("Life Sciences") is the record owner of 148,148 shares of Common Stock as of December 31, 2000 (the "Life Sciences Shares"). As the general partner of Life Sciences, CMEA Life Sciences Management, L.P. ("Life Sciences Management") may be deemed to own beneficially the Life Sciences Shares. As an individual general partner of Life Sciences Management, Baruch may be deemed to own beneficially the Life Sciences Shares. As a general partner of CMEA, Baruch may also be deemed to own beneficially the CMEA Shares, for a total of 1,447,292 Shares.

              (b)   Percent of Class: Each of the Reporting Persons except
                    Baruch: 6.5%. Baruch: 7.3%. The foregoing percentages are calculated based upon the 19,916,702 shares of Common Stock reported to be outstanding as of November 13, 2000, as adjusted pursuant to Rule 13d-3(d)(1), to the extent applicable.

              (c)   Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person

                    (ii)     shared power to vote or to direct the vote:
                             1,299,144 shares for each Reporting Person except Baruch. 1,447,292 for Baruch.

                    (iii)    sole power to dispose or direct the disposition of:
                             0 for each Reporting Person.

                    (iv) shared power to dispose or direct the disposition of: 1,299,144 shares for each Reporting Person except Baruch. 1,447,292 for Baruch.

                    Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.


Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------
              Not Applicable.

Item 6.       Ownership of more than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------
              Not Applicable.

Item 7.       Identification and Classification of the Subsidiary which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company or
              ---------------------------------------------------------------
              Control Person.
              ---------------
              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------
              Not Applicable.

                               Page 13 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 14 of 21 Pages
------------------                                           -------------------

Item 9.       Notice of Dissolution of Group.
              ------------------------------
              Not Applicable.

Item 10.      Certification.
              -------------
              Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).





                               Page 14 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 15 of 21 Pages
------------------                                           -------------------

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 12th, 2001

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:     NEA Chemicals and Materials Partners, Limited Partnership

         By:                   *
            -----------------------------------------
             Charles W. Newhall III
             General Partner

NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:                *
    -------------------------------------
     Charles W. Newhall III
     General Partner


                  *
-----------------------------------------
Thomas R. Baruch

                  *
-----------------------------------------
Cornelius C. Bond, Jr.

                  *
-----------------------------------------
C. Richard Kramlich

                  *
-----------------------------------------
Arthur J. Marks

                  *
-----------------------------------------
Thomas C. McConnell

                  *
-----------------------------------------
Donald L. Murfin

                               Page 15 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 16 of 21 Pages
------------------                                           -------------------


                  *
-----------------------------------------
Charles W. Newhall III



                                             /s/ Nancy L. Dorman
                                             ----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact


--------------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 2.




                               Page 16 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 17 of 21 Pages
------------------                                           -------------------

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership if each of the undersigned of shares of Common Stock of Aerogen, Inc.

Date:  February 12th, 2001

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:     NEA Chemicals and Materials Partners, Limited Partnership

         By:                   *
            -----------------------------------------
             Charles W. Newhall III
             General Partner

NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:                 *
    -------------------------------------
     Charles W. Newhall III
     General Partner


                  *
-----------------------------------------
Thomas R. Baruch

                  *
-----------------------------------------
Cornelius C. Bond, Jr.

                  *
-----------------------------------------
C. Richard Kramlich

                  *
-----------------------------------------
Arthur J. Marks

                  *
-----------------------------------------
Thomas C. McConnell

                  *
-----------------------------------------
Donald L. Murfin

                               Page 17 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 18 of 21 Pages
------------------                                           -------------------


                  *
-----------------------------------------
Charles W. Newhall III



                                             /s/ Nancy L. Dorman
                                             ----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact


* This Agreement was executed by Nancy L. Dorman pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 2.





                               Page 18 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 19 of 21 Pages
------------------                                           -------------------

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                         /s/ Raymond L. Bank
                                         ------------------------------------
                                         Raymond L. Bank


                                         /s/ Thomas R. Baruch
                                         ------------------------------------
                                         Thomas R. Baruch


                                         /s/ Cornelius C. Bond, Jr.
                                         ------------------------------------
                                         Cornelius C. Bond, Jr.


                                         /s/ Frank A. Bonsal, Jr.
                                         ------------------------------------
                                         Frank A. Bonsal, Jr.


                                         /s/ James A. Cole
                                         ------------------------------------
                                         James A. Cole

                               Page 19 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 20 of 21 Pages
------------------                                           -------------------


                                         /s/ Nancy L. Dorman
                                         ------------------------------------
                                         Nancy L. Dorman

                                         /s/ Neal M. Douglas
                                         ------------------------------------
                                         Neal M. Douglas

                                         /s/ John W. Glynn, Jr.
                                         ------------------------------------
                                         John W. Glynn, Jr.

                                         /s/ Curran W. Harvey
                                         ------------------------------------
                                         Curran W. Harvey

                                         /s/ Ronald Kase
                                         ------------------------------------
                                         Ronald Kase

                                         /s/ C. Richard Kramlich
                                         ------------------------------------
                                         C. Richard Kramlich

                                         /s/ Robert F. Kuhling
                                         ------------------------------------
                                         Robert F. Kuhling

                                         /s/ Arthur J. Marks
                                         ------------------------------------
                                         Arthur J. Marks

                                         /s/ Thomas C. McConnell
                                         ------------------------------------
                                         Thomas C. McConnell

                                         /s/ Donald L. Murfin
                                         ------------------------------------
                                         Donald L. Murfin

                                         /s/ H. Leland Murphy
                                         ------------------------------------
                                         H. Leland Murphy


                               Page 20 of 21 pages

------------------                                           -------------------
CUSIP No. 00777910                    13G                    Page 21 of 21 Pages
------------------                                           -------------------


                                         /s/ John M. Nehra
                                         ------------------------------------
                                         John M. Nehra


                                         /s/ Charles W. Newhall III
                                         ------------------------------------
                                         Charles W. Newhall III


                                         /s/ Terry L. Opdendyk
                                         ------------------------------------
                                         Terry L. Opdendyk


                                         /s/ Barbara J. Perrier
                                         ------------------------------------
                                         Barbara J. Perrier


                                         /s/ C. Vincent Prothro
                                         ------------------------------------
                                         C. Vincent Prothro


                                         /s/ C. Woodrow Rea, Jr.
                                         ------------------------------------
                                         C. Woodrow Rea, Jr.


                                         /s/ Howard D. Wolfe, Jr.
                                         ------------------------------------
                                         Howard D. Wolfe, Jr.


                                         /s/ Nora M. Zietz
                                         ------------------------------------
                                         Nora M. Zietz





                               Page 21 of 21 pages